Exhibit 99.2

FOR IMMEDIATE RELEASE

Compressco Partners, L.P. Prices Private Offering of $350 Million of Senior Notes due 2022

Oklahoma City, Oklahoma (July 29, 2014)—Compressco Partners, L.P. (“Compressco”) (NASDAQ: GSJK) announced today that it, and its wholly owned subsidiary Compressco Finance Corp., have priced their previously announced private offering of $350 million in aggregate principal amount of senior notes due 2022 at a price to investors of 98.508% and with an interest rate of 7.25% per annum. Compressco expects the offering of the notes to close on August 4, 2014, subject to the satisfaction of customary closing conditions.

The notes are offered and sold to qualified institutional buyers in the United States pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons, other than U.S. persons, outside the United States pursuant to Regulation S under the Securities Act. The offer and sale of the notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This press release does not constitute an offer to sell or a solicitation of an offer to purchase the notes or any other securities, and does not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Forward-Looking Statements

This press release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets,” or similar expressions that convey the uncertainty of future events, activities, expectations, or outcomes identify forward-looking statements. These forward-looking statements are based on certain assumptions and analyses made by Compressco in light of its experience and its perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of Compressco. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in Compressco’s Annual Report on Form 10-K for the year ended December 31, 2013, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the U.S. Securities and Exchange Commission. Compressco undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

Compressco Partners, L.P., Oklahoma City, Oklahoma

Ronald J. Foster, 405-677-0221

Fax: 405-619-9244

www.compressco.com